Exhibit 10.15

Call Option Agreement

Between

Beijing Ambow Online Software Co., Ltd.

And

Xiaogang Feng

March 4, 2010

Call Option Agreement

This Call Option Agreement (this “Agreement”) is entered into by and between the following Parties on March 4, 2010:

1. Beijing Ambow Online Software Co., Ltd., a limited liability company duly established and existing under the Chinese laws, with its registered address at 18th Floor, Building A, Chengjian Plaza, No.18, BeiTaiPingZhuang Road, Haidian District, Beijing (hereinafter referred to as “Party A”); and

2. Xiaogang Feng, a Chinese citizen (hereinafter referred to collectively as “Party B”);

WHEREAS

A. Party B owns 42.6% equity interest in Ambow Sihua Education and Technology Co., Ltd. (“Ambow Sihua”);

B. Party B is willing to transfer its equity interest in Ambow Sihua to Party A (or its affiliate or assign) to the extent permitted by the Chinese laws and if such transfer is allowed under the Chinese laws.

NOW THEREFORE, through good faith consultations, the Parties reach an agreement on the following terms:

Section 1 Definitions

Unless otherwise specified in this Agreement, the following terms shall have the following meanings:

Call Option	The right granted to Party A and/or any third party designated by Party A to subscribe for all or part of the equity interest held by Party B in Ambow Sihua under the terms and conditions of this Agreement.

China	The People’s Republic of China (excluding Hong Kong, Macau and Taiwan for the purposes of this Agreement) .

Chinese laws	The laws, regulations and decisions made and promulgated by various Chinese legislative authorities; the administrative rules, regulations, measures and other legally binding official documents made and promulgated by various Chinese administrative authorities.

Approvals	The approvals, consents, permits and authorizations made and/or issued by relevant Chinese administrative authorities under the Chinese laws.

Equity in Ambow Sihua	The equity interest held lawfully by Party B in Ambow Sihua. The ratio of such equity is equivalent to the ratio of Party B’s capital contributions to Ambow Sihua to the registered capital of Ambow Sihua.

Loan Agreement	The loan agreement and any amendments thereto entered into between Party A and Party B.

Section 2 Grant of Call Option

2.1 Party B hereby irrevocably and exclusively grants Party A the Call Option, the right that allows Party A and/or any third party designated by Party A to subscribe for all or part of the equity interest held by Party B in Ambow Sihua.

2.2 To the extent permitted by the Chinese laws, Party A and/or any third party designated by Party A shall have the right to exercise the Call Option at any time during the term of this Agreement, to obtain necessary government approvals and complete required registration procedures (if required, including the evaluation procedures), and to obtain and maintain the Equity in Ambow Sihua. Party A and/or any third party designated by Party A shall become the lawful holder of the Equity in Ambow Sihua, and shall have the right to obtain all shareholders’ rights according to its shareholding ratio.

2.3 Without Party A’s written consent, Party B shall not grant to any third party any rights, senior to or on a parity with the Call Option.

Section 3 Consideration for the Call Option

To the fullest extent permitted by the Chinese laws, the transfer price of the Equity in Ambow Sihua (or any part thereof) shall be equal to the Party B’s initial contribution to the registered capital of Ambow Sihua in exchange for such Equity in Ambow Sihua (or any part thereof) (“Contribution to Registered Capital”). The Parties agree that, to the fullest extent permitted by the Chinese laws, in connection with the transfer of any or all Equity in Ambow Sihua to Party A and/or any third party designated by Party A, Party A shall have the right to offset the debt Party B owes to Party A against the transfer price for such Equity, and Party A and any third party designated by Party A shall not be required to make any cash payment to Party B separately. If the Equity in Ambow Sihua is required to be valuated under relevant Chinese laws, or there are any other provisions for the transfer price for such Equity, then such transfer price shall be the lowest price permitted under relevant Chinese laws.

Section 4 Exercise of the Call Option

4.1 Party A and/or any third party designated by Party A shall have the right to exercise the Call Option in any way permitted by law at any time within the term of the Call Option upon effectiveness of this Agreement.

4.2 During the term of this Agreement, Party A and/or any third party designated by Party A may exercise the Call Option in whole or part in order to obtain any or all of the equity interest for which it has the right to subscribe hereunder at one or more times.

4.3 Party A shall exercise the Call Option by delivering a subscription notice to Party B (see the form and substance of such notice in Appendix 1). Party B shall transfer to Party A and/or any third party designated by Party A the Equity in Ambow Sihua as specified in the subscription notice.

4.4 Party B shall complete all procedures required for Party A and/or any third party designated by Party A to obtain the Equity in Ambow Sihua and become a lawful shareholder of Ambow Sihua within sixty (60) days after Party A and/or any third party designated by Party A sends the subscription notice for the exercise of the Call Option, including without limitation, adopting any necessary resolution, providing or causing or facilitating Ambow Sihua to provide all necessary documents, and causing and helping Ambow Sihua to obtain approvals from competent government authorities for the change of equity and handle all relevant procedures in the event that Ambow Sihua is converted to a foreign-invested company due to the exercise of the Call Option.

Section 5 Representations and Warranties

5.1 Party B represents and warrants to Party A and/or any third party designated by Party A (as the case may be) as follows in connection with the Call Option as of the date of this Agreement and at the time when Party A and/or any third party designated by Party A exercises the Call Option hereunder:

(1) Ambow Shanhai is a limited liability company duly established and existing under the Chinese laws;

(2) Party B has contributed the capital for his Equity in full. Party A and/or any third party designated by Party A shall acquire such equity interest without any capital contribution to Ambow Sihua in accordance with this Agreement;

(3) Except the pledge granted to Party A by the Share Pledge Agreement entered into by Party A and Party B on October 31, 2009, as amended on March 4, 2010, Party B has not created or allowed any option, call option, pledge, or other equity interest or security interest on Equity in Ambow Sihua without Party A’s written consent;

(4) Party B hereby agrees that he shall irrevocably waive the preemptive right to purchase the Equity in Ambow Sihua to which he is entitled under the Chinese laws and the bylaws of Ambow Sihua, and allow Party A and/or any third party designated by Party A to exercise the Call Option;

(5) Without Party A’s written consent, Party B shall not transfer the Equity in Ambow Sihua to any third party;

(6) Without Party A’s written consent, Party B shall not supplement, alter or modify the Articles of Associations of Ambow Sihua in any form, shall not increase or decrease its registered capital, or otherwise change the structure of its registered capital;

(7) During the term of this Agreement, Party B and Ambow Sihua have not engaged in and shall not engage in any act or omission that may cause any losses to Party A or cause any reduction in value of the Equity in Ambow Sihua;

(8) Without Party A’s written consent, Party B shall not incur, assume, guarantee or allow the existence of any debt other than the debt that (i) arises in the normal or routine course of business rather than out of borrowing; and (ii) has been disclosed to and approved in writing by Party A;

(9) Ambow Sihua has the right to operate all business activities within the approved business scope which it is operating or it expects to operate in the future; and

(10) Party B shall not have the right to early terminate this Agreement.

5.2 Party A represents and warrants to Party B in connection with the execution of this Agreement as follows:

(1) Party A is a limited liability company duly established and existing under the Chinese laws;

(2) The execution and performance of this Agreement will not constitute Party A’s violation of its obligations under any legally binding documents entered into with any third party, or constitute a violation of any prohibition or ruling of any administrative authorities, arbitration agencies or judicial organs.

Section 6 Liability for Breach

6.1 Under any of the following circumstances, Party B shall be deemed to breach the Agreement:

(1) Any representations or warranties made by Party B are not true or correct;

(2) Party B transfers the Equity in Ambow Sihua to any company or individual other than Party A and/or any third party designated by Party A without Party A’s prior written consent;

(3) Party B fails to promptly handle or facilitate Ambow Sihua to handle relevant procedures upon receipt of the subscription notice from Party A and/or any third party designated by Party A in accordance with this Agreement, which causes Party A and/or any third party designated by Party A to fail to acquire the Equity in Ambow Sihua;

(4) Party B attempts to terminate this Agreement without Party A’s consent;

(5) Party B violates any other provisions hereof.

If Party B breaches the Agreement, he shall indemnify Party A against all direct economic losses, any foreseeable indirect losses and any expenses incurred by Party A for such breach, including without limitation attorney fees, litigation and arbitration fees, financial and travel expenses.

Section 7 Term

7.1 This Agreement shall come into effect as of the date when the authorized representatives of the Parties duly sign the Agreement, and shall remain effective until the termination of the Loan Agreement.

7.2 Unless otherwise provided herein, Party A shall have the right to early terminate this Agreement upon twenty (20) days’ prior notice, but Party B shall not early terminate this Agreement.

Section 8 Force Majeure

8.1 Force Majeure means any event (i) that is beyond the control of either or both Parties hereto; (ii) that cannot be foreseen or cannot be overcome even foreseeable; and (iii) that occurs after the date of this Agreement and prevent either Party hereto from performing this Agreement in whole or part. Force Majeure includes without limitation the occurrence of explosion, fire, flood, earthquake and other acts of God and war, civil disorder, governmental act of sovereignty, etc.

8.2 The Party affected by any Force Majeure event may suspend the performance of relevant obligations that cannot be performed due to Force Majeure until the effect of such Force Majeure event is eliminated, and shall not be held liable for such suspension. However, such Party shall use its best endeavors to overcome such event and reduce its adverse effect.

8.3 The Party affected by any Force Majeure event shall provide the other Party with a legitimate certificate issued by a notary public (or any other proper authorities) in the place where such event occurs to evidence the Force Majeure event; if such Party cannot provide such certificate, the other Party may hold such Party liable for breach of the Agreement in accordance with the provisions hereof.

Section 9 Governing Law

The conclusion, effectiveness, interpretation, performance, enforcement and dispute resolution of this Agreement shall be governed by the laws of the People’s Republic of China.

Section 10 Dispute Resolution

10.1 All disputes arising out of or in connection with this Agreement shall be settled by the Parties through good faith consultations. If no agreement can be reached through consultations within sixty (60) days after one Party receives a notice from other Party requesting the beginning of such consultations or as otherwise agreed by the Parties, either Party shall have the right to submit relevant disputes to the China International Economic and Trade Arbitration Commission for arbitration in accordance with its then effective arbitration rules. The arbitration shall be held in Beijing. The award of the arbitration shall be final and binding on both Parties.

10.2 The arbitration costs shall be borne in accordance with the award specified in Section 10.1 above.

10.3 While any disputes exist between the Parties, the Parties shall continue to perform duties and obligations without any dispute.

Section 11 Miscellaneous

11.1 No amendment, modification, addition or deletion made to this Agreement shall become effective unless the Parties sign a written document by mutual agreement.

11.2 The invalidity, ineffectiveness and unenforceability of any provisions hereof shall not affect or prejudice the other provisions’ validity, effectiveness and enforceability. However, the Parties shall also cease to perform such invalid, ineffective and unenforceable provisions, and only modify such provisions to the extent the modified provisions have the closest intent to the original provisions so that they are valid, effective and enforceable under such specific facts and circumstances.

11.3 This Agreement shall be effective to and binding upon both Parties and their respective successors or permitted assigns. Party A shall have the right to transfer its rights under this Agreement and other agreements contemplated herein at its sole discretion to any third party without Party B’s consent.

IN WITNESS WHEREOF, the duly authorized representatives of Party A and Party B have executed this Agreement on the date first above written.

Beijing Ambow Online Software Co., Ltd.
Authorized Representative: Jin Huang
Signature:	/s/ Jin Huang

Xiaogang Feng
Signature:	/s/ Xiaogang Feng

Appendix 1 Subscription Notice

Dear Sir:

This is to notify you that, in accordance with the Call Option Agreement (“Agreement”) entered into by you and Beijing Ambow Online Software Co., Ltd. on October 31, 2009, we decide to exercise the call option under such Agreement for [all] or [part] of the equity interest in Ambow Sihua Education and Technology Co., Ltd. (and appoint [            ] as the transferee of the target equity interest).

Authorized Representative:
Title:
Date: